LIQUDITY SERVICES, INC. – Q1 2019 EARNINGS CALL TRANSCRIPT
February 7, 2019

Operator: Good day, ladies and gentlemen, and welcome to the Q1 Fiscal Year 2019 Liquidity Services Earnings Conference Call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will have a question-and-answer session and instructions will be given at that time. As a reminder, today’s conference will be recorded for replay purposes.

It is now my pleasure to turn the conference over to Ms. Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis, Senior Director, Investor Relations, Liquidity Services, Inc.

Thank you, Hayley. Hello and welcome to our first quarter fiscal year 2019 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Chief Financial Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your question reflect management’s views as of today, February 7, 2019, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial results. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Bill Angrick, Chairman and CEO, Liquidity Services, Inc.

Thank you, Julie. Good morning and welcome to our Q1 earnings call. I’ll review our Q1 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter and our outlook for the current Q2 quarter. Our first quarter results reflect continued execution of our growth strategy and improving results across all of our business segments.

As a refresher, our RISE growth strategy has four key pillars. One, recovery maximization; two, increasing volume; three, service expansion; and finally, expense leverage. The objective of our RISE strategy is to deliver a diversified asset-light business with a solid foundation for long-term growth. We are in a terrific position to advance our strategy with many growth opportunities. During Q1, excluding the completed DoD Surplus contract, our consolidated GMV grew 12% year-over-year and our GAAP revenue grew 20% year-over-year.

Additionally, our consolidated non-GAAP adjusted EBITDA increased 42% over the prior year, reflecting operating efficiencies in the business that will drive improved results over time. Q1 marks the third consecutive quarter that we’ve achieved double-digit organic GMV growth, excluding our completed DoD Surplus contract, and demonstrates that we are successfully executing on our strategy to deliver long-term value for our sellers, our buyers and our shareholders.

Next, we’ll take a look at highlights of our business segments. GMV grew 23% year-over-year in our Retail Supply Chain Group segment due to higher than expected volumes across multiple seller accounts for both our full-service and self-service solutions. Our retail business is benefiting from strong demand for both our marketplace and our integrated services such as returns management, refurbishing and self-service apps, which help retail supply chain customers combat the $300 billion of annual returns volume. Indeed, the secular growth of e-commerce continues to expand our market opportunity, as we are the leading solution provider in the retail supply chain to manage returned goods.

GMV grew approximately 16% year-over-year in our CAG or Capital Assets Group segment, excluding the DoD Surplus contract, as we saw increased demand for our services in North America and the Asia Pacific regions. We have continued to see strong growth in Asia, as our global buyer base and support services bring strong returns for multinational sellers in many industry verticals, including electronics manufacturing, consumer packaged goods and the biopharma healthcare sectors. This strength was partially offset by sluggish conditions in our energy vertical, as commodity prices and supply for OCTG line pipe have been soft.

Our GovDeals segment GMV grew 7% year-over-year, driven by higher volumes from new and existing government sellers. We continue to create a liquid marketplace for heavy equipment, transportation fleets and a wide variety of municipal-owned property. During the quarter, for example, we sold a Caterpillar D8T bulldozer for over $400,000 and a 1979 Beechcraft airplane for over $366,000. We have a solid pipeline of new business and expect to see continued growth in the Western U.S. and Canada in our GovDeals marketplace.

The newest member of our family, Machinio, recorded over $1 million of quarterly subscription revenues with a 90% gross margin in Q1. Machinio recently launched its online storefront product, machineryhost.com, and has already signed up numerous equipment dealers to the Machinio platform to manage the marketing of their equipment. We’re actively exploring opportunities to leverage the Machinio technology and collective firebase to advance our overall growth strategy.

Next, our LiquidityOne transformation initiative is designed to deliver an improved online marketplace platform and related software tools to enhance our customer experience, operations and ability to scale to a much larger business. We are breaking new ground in defining how the liquidation and secondary markets are served on a global basis through our online channels in software, and we’re already reaping the benefits of technology investments we’ve made, new functionality, new service offerings and improved operations that have been reflected in our improving results.

For example, our new Returns Process Management or RPM SaaS solution is already being used by Fortune 500 and mid-sized retailers to reduce cost, improve customer service and maximize financial recovery on both e-commerce and in-store returned goods. Our marketing investments have resulted in nearly 10% year-over-year growth in Q1 in our buyer base, resulting in the addition of over 305,000 new registered buyers during this quarter. This is the highest growth rate in a registered buyer base we’ve had in five years.

Our ongoing commitment to best-in-class digital marketing technologies will further boost recovery rates and the volume of assets sold on our marketplaces as we optimize our buyer experience. We strive to balance supporting current growth with ongoing investments in our technology platform. To enable further user acceptance testing of new platform features and integrated back-end tools, we will defer the launch of our Go-Dove marketplace on our new platform from early calendar 2019 until later this spring.

We’re already working on the development of our consolidated marketplace, which will provide our existing 3.5 million registered buyers a single online destination to search for, find and buy any asset from across our network of existing marketplaces. We’re combining this effort with our marketing technology stack initiative, which will continue to enhance our ability to acquire new buyers; mine data and analyze buyer behavior, preferences, and motivations, along with continuing to improve how we reach to new and existing buyers. Subsequently, we will migrate our retail marketplace to our new e-commerce technology platform.

In summary, we are committed to making investments in our people, processes and platform to enhance the value we bring to sellers and buyers and driver our transformation as a business.

As we begin to harvest the investments we are making over the next few years, we’re very excited about the tremendous potential to grow our business. Liquidity Services is committed to driving innovation and significant value creation for our customers, as well as shareholders as we execute on our long-term RISE strategy.

Next, I’ll turn it over to Jorge.

Jorge A. Celaya, EVP and CFO, Liquidity Services, Inc.

Good morning and thank you, Bill. First, I will comment on select first quarter results. We finished the first quarter of fiscal year 2019 above the company’s guidance range for GAAP, net loss, GAAP diluted EPS, adjusted EBITDA and non-GAAP EPS. Results were within the guidance range for GMV. As compared to the first quarter of 2018, GMV and adjusted EBITDA were up and reflect ongoing execution of our growth strategy despite the completion of the DoD Surplus contract last year.

Comparing to the first quarter of 2018, GMV improved 2%, adjusted EBITDA improved 42% and adjusted net loss improved 28%. GAAP net loss increased $3.8 million, as prior-year results included one-time tax benefits from the new corporate tax law. Our revenue was down 12% and reflect a higher proportion of consignment and self-service revenue, with our consignment model representing 78% of total first quarter GMV as compared to 75% in the prior year. As these first quarter results reflect, we are successfully executing against our RISE strategy that have more than offset impacts from the completion of the DoD Surplus contract in the first half of fiscal year 2018.

In the first quarter, we reported GMV of $158.5 million reflecting year-over-year increases in our RSCG and GovDeals segments. RSCG GMV was up 23.3% from a year ago due to an increase in product flows from existing client accounts and new business development efforts. GovDeals GMV was up 7.3% from the first quarter of fiscal year 2018, driven by the additional sales volume from existing and new sellers. This was partly offset by 14.1% year-over-year decrease in our CAG segment, which was impacted by the lower volume of goods sold under both our DoD Surplus and Scrap contracts. Partly offsetting both the DoD contracts, DMV from our CAG commercial business was still up 21% as compared to a year ago.

We reported first quarter fiscal year 2019 revenue of $54.1 million that reflected growth in our RSCG and GovDeals segments, offset by decreases in our CAG segment due to the DoD contracts as compared to the first quarter of fiscal year 2018 results.

GovDeals revenue increased 8.8% and RSCG increased 43.9%. Our revenue from our CAG segment was down 51.7% as compared to the first quarter of fiscal year 2018, again, on the completion of our DoD Surplus contract. Excluding the DoD Surplus contracts, CAG commercial revenue grew 6.4%. Our GAAP net loss was $5 million, a $3.8 million increase compared to $1.2 million a year ago, reflecting last year’s tax benefits. However, adjusted net loss was $3.3 million, a $1.3 million improvement from a $4.6 million loss in the prior-year quarter.

Finally, our Q1 adjusted EBITDA was negative $1.7 million, a $1.3 million improvement compared to losing $3 million in the prior year first quarter. These improvements were due to the growth in our RSCG and GovDeals segments, realignment of our IronDirect business and the restructure of our CAG segment and corporate functions, as well as lower technology expenses.

We continue to have a debt free balance sheet. At December 31, 2018, we had a cash balance of $69 million. Capital expenditures during the quarter were $1.6 million and we expect capital expenditures for the second quarter of fiscal year 2019 to remain in line with the current run rate.

Looking ahead to Q2 fiscal year 2019, we anticipate that results will reflect similar trends to what we saw in the first quarter of 2019 as we continue to execute our RISE strategy. Q2 fiscal year 2019, comparative results will reflect the impact from the wind-down of the DoD Surplus contract in the first half of fiscal year 2018. Sequentially, Q2 fiscal year 2019 results will be affected by the seasonally high quarter in our RSCG segment, offset by seasonally low second quarters in our GovDeals and CAG segments. Year over year, our second quarter outlook comparison reflects continued organic growth across our commercial and municipal government marketplaces and businesses and the benefits on the business realignment and restructuring actions we took in early fiscal year 2018.

Management’s guidance for the next fiscal quarter is as follows. We expect GMV for Q[2] of 2019 to range from $150 million to $170 million. A GAAP net loss is expected for Q[2] 2019 to be in the range of negative $8.3 million to a negative $5.5 million with a corresponding GAAP loss per share for Q[2] of 2019 ranging from a negative $0.25 per share to a negative $0.17 per share. We estimate non-GAAP adjusted EBITDA for Q[2] of 2019 to range from a negative $3 million to a negative $1 million. A non-GAAP adjusted loss per share is estimated for Q[2] of 2019 in the range of negative $0.17 per share to a negative $0.09 per share. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 33.2 million and an effective tax rate in low-double digits. We will now take the questions.

Question and Answer Session

Operator: Thank you, ladies and gentlemen. Our first question comes from Colin Sebastian of Robert Baird. Your line is now open.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Thanks guys. A few questions from my end. First of all, as the EBITDA losses continue to moderate, I guess I’m wondering if the structure of the business should allow you to get back to similar levels of profitability or margin profile and cash flow that we saw a couple of years ago with the inclusion of the full DoD business that that’s really just a matter of scale getting back to that level of scale and I have couple of follow-ups.

A – Bill Angrick – Liquidity Services, Inc.: Sure. Well, the RISE strategy is focused on infrastructure and the ability to handle the use cases of both full-service and self-service on $1 billion plus GMV scale and with the ability to continue to sustain growth beyond that. We believe that the market opportunity with retail, municipal, industrial supply chain is there. We’re a market leader today and we have introduced, as you’ve seen, new services into the product mix for us that are very high margin. We’re talking about subscription businesses and SaaS solutions, which are very attractive high margin, cash flow positive type of businesses.

And the signal of demand in the marketplace for us, Colin, is increasingly asking us not only to provide the marketplace with access to our buyers, but also integrated value-added services to solve financial reconciliation around returned merchandise, to allow our customers to use self-service apps, and these add-on services have as good or better margin profile of the business we had three or four years ago. So, we’re very focused on new business development. We like our positioning in the marketplace, and we’ll continue to grow that overall volume on our platform.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: I’m curious what the split is between the professional or business resellers and the self-employed individuals and whether you think you’re under-indexed in both or either one of those categories in terms of the opportunity on the demand side.

A – Bill Angrick – Liquidity Services, Inc.: So, just to be clear on the buyer side, buyers are typically what we call B2B customers. These are folks that have a business model that in part is served by accessing the goods from our marketplace. They either use them to support their own businesses in terms of operating equipment, fleet equipment, and in the case of retail supply chain goods, often they’re adding value or a product warranty and then reselling to individual consumers.

In terms of the terminology around self-service versus full-service, this is simply a function of what level of support we provide as a service provider. In many cases, our clients are comfortable using tools that we’ve provided to photograph, manifest, upload the equipment they like to sell directly on our marketplace. We provide technical support and training. But then, our focus is primarily on driving the maximum buyer participation and delivering the highest recovery value for those sellers. And I think as sort of the world evolve more and more, the business community are comfortable using self-service apps to access our marketplace, upload equipment to our marketplace, access reporting, and we’re providing those services and we’re testing various apps.

There’s an app on our marketplace you may have heard about called Scan-N-Sell, and Scan-N-Sell basically is an iOS device that allows our customers either in their own facilities or in the field to scan an item through their phone, access various product details and historical pricing information from our database, launch the sale of that item almost immediately in multiple B2B and B2C channels. So, that’s a very interesting use of our data and technology to enable the seller to quickly solve an issue, and that would be an example of a self-service solution.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Okay. In terms of revenue growth exceeding GMV growth in the RSCG segment, does that reflect a continuing shift away from the consignment model there or is that something on the pricing side, if you could just explain that again?

A – Bill Angrick – Liquidity Services, Inc.: Two drivers, two drivers. One, when we have growth of service activity, there is no GMV associated with that. So, that falls directly to the revenue line, and as we continue to expand the range of services, that will show up on revenue and not GMV. Having said that, over the last year-plus, we have seen the mix of GMV to shift more to consignment versus purchase. There are periods where we’ll have clients ask us to take title to goods to achieve some business transaction by end of a period, and we call that the principal business. So, from time to time, that will show up in results. We did have some activity in the quarter in the principal business, but I think the broader trend is the shift to more services, which have no GMV associated with them.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Okay. And then lastly for me, you mentioned acquisitions of complementary businesses as part of the growth strategy. I was just hoping you could put that in the context in terms of profile of acquisition, timing, that sort of thing. Thank you.

A – Bill Angrick – Liquidity Services, Inc.: Well, I wanted to highlight the growth and success of Machinio, which was acquired in the summer of 2018. And this is a business that is using technology, using data to aggregate supply in the used equipment marketplace. It attracted an enormous amount of traffic and interest and is adjacent to our auction channel. The upper funnel of equipment is often using classified advertising and listings to generate buyer interest, and that’s where Machinio has a more efficient model than traditional advertising platforms, whether it be Craigslist, Google, any number of traditional trade magazines. They’re providing not only the channel to drive buyers, and they essentially provide a subscription service for sellers to list all their equipment. They’re also now providing a platform, a technology platform for dealers to manage their inventory, to advertise their inventory to sell directly through a custom branded marketplace storefront.

And for Liquidity Services, an acquisition like that provides access to the data around the entire market of used equipment, access to potential buyer collaboration and cross-fertilization. So, if an item is available on Machinio and the buyer is interested, we also have items available in our online marketplace for sale, they can cross – we can cross-promote those assets. And then, also the Machinio storefront technology allows us to bring more than just our marketplace to the conversation. If a dealer wants their own identity on an e-commerce storefront, we now have the opportunity to provide that as well as a sales channel. So, lots of interesting things there. I think in terms of allocation of capital, we have tremendous organic growth happening in the core business. We’ll continue to invest in that. We’re always looking for adjacencies around services that our buyers might need to manage value and sell assets. But we think we’ve got a good coverage of the client need today and will be focused primarily on organic growth through fiscal 2019.

Q – Colin Sebastian – Robert W. Baird & Co., Inc.: Great. Thank you, Bill.

Operator: Thank you. Our next question comes from Gary Prestopino of Barrington. Your line is now open.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Hi. Good morning, everyone. Hey, Bill, I had two calls. So, I kind of got on your call a little bit late. So, I may have missed some things. But I just want to get an idea. On LiquidityOne, on the platform transformations, what’s left? Is it just this Go-Dove marketplace and then the consolidated marketplace? And are your expectations that this will all be completed by calendar 2019?

A – Bill Angrick – Liquidity Services, Inc.: That’s our goal, and we’ve been very – very judicious in the roll-out timeframe, knowing that our technology organization serves the entire enterprise, not just the transformation. And we’ve had opportunities to accelerate deployment of things like Returns Management, our RPM SaaS solution. And in response to an RFP, we were able to secure a multi-year agreement with a Fortune 500 retailer to use our returns management software solution. So, we did allocate some resources to that.

In parallel, we will be going live with Go-Dove this spring. We’ve done, I think, all the important work functionally to deliver the solution in the marketplace. What we are focused on, Gary, is ensuring we’ve done testing with our internal users, with customers, and we have stress tested all relevant back-end tools to support a – not just the Go-Dove marketplace, but all of the Liquidity Services, so when you think about CRM, you think about financial accounting integration. That’s the type of stress testing and volume testing we’re doing, which is a forklift upgrade from anything we’ve done before. So, we’re very focused on our capital assets marketplace going live, our aggregation marketplace going live and our retail business migrating to the new technology platform in calendar 2019.

Q – Gary Prestopino – Barrington Research Associates, Inc.: And would you just refresh my memory, the Go-Dove marketplace is what, that’s capital assets?

A – Bill Angrick – Liquidity Services, Inc.: That’s capital assets and that’s a global marketplace when we talk about growth in Asia like we experienced during Q1. That’s happening on this multi-lingual international marketplace called Go-Dove.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And then a couple of other questions, in terms of the marketplaces that you have converted, what metrics are you focusing on to gauge that, for lack of a better word, consumer satisfaction or user satisfaction, user participation, I mean, how are you able to measure the benefit to the company from some of these marketplaces being transformed over to the L1 platform.

A – Bill Angrick – Liquidity Services, Inc.: Sure. Yes, absolutely. I think you have a combination of both financial metrics such as the number of bidders per lot sold, which requires us to be able to serve more volume and scale. The number of bidders per lot sold is a metric we track since inception and when we drive more bidder activity, we drive higher recovery and seller satisfaction, so that’s very important. We also use metrics like Net Promoter Score, we’ve invested heavily in our marketing function and organization and we’re rolling out tools that capture real-time feedback daily on how buyers are interacting with the platform. So that’s part of our LOT investment. So when you think about Net Promoter Score, you think about new bidder participation, we think about scalability and reliability, so page load time, the ability to track bounce rate. Another key investment, Gary, which will clearly have an impact on all of the business is just having best-in-class mobile-first design of our marketplaces and that’s in the pipeline and coming, that’ll be part of the LOT platform investment. And with that, we are going to get a nice bump in participation as we believe that is low-hanging fruit for us on the mobile responsive, mobile first design of our marketplaces.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. And then lastly, just in terms of – just I’m looking at some metrics on the income statement for Q1, technology and operations about $12.5 million, 23% of sales it looks like, is that kind of a number – are you looking as you go forward to maybe increase that here? I’m just trying to get an understanding of what’s going on that would cause the guidance for Q2, given it looks like the way that trend lines running that you wouldn’t have a much better Q2 number out there than you have right now and I’m just trying to understand is that because there’s some ramp-up in spending here with these marketplaces that are still going to be transformed?

A – Bill Angrick – Liquidity Services, Inc.: So, Gary, what was something that you may have missed at the beginning is that, we have indicated that the second quarter should look pretty much similar to our performance in the first quarter where we have the seasonality on Retail and CAG, on Retail going one way and on CAG and GovDeals going with the other way. Generally speaking, in the second quarter, there shouldn’t be really a lot of movement from an expense standpoint. This is something that we may see as we go forward towards the second half of the year in our investments in marketing that are more on the – that’s not in the IT and operations line, but maybe more in our sales and marketing. We’ve always indicated that part of what we’ve strived to do over the implementation or design and implementation of our technology platform is that we wanted to get to a certain point in those investments. As they taper down, we would then really refocus efforts on the top line growth based on that platform and that focus on the top line growth would be potential investments in sales and marketing. And with our consolidated marketplace being planned and with an implementation on the horizon, this is the time where we’re going to start as we made in our release and in our opening comments, this is where we’re going to start to look more heavily on those kind of growth investments that touch not only our sellers, but in particular, the buyers side of marketing.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. So the short answer is that there is no real anticipation of an increase in technology spend relative to Q1

A – Bill Angrick – Liquidity Services, Inc.: No.

Q – Gary Prestopino – Barrington Research Associates, Inc.: Okay. Thank you

Operator: Thank you. Ladies and gentlemen, this concludes today’s question-and-answer session. I would like to turn the conference back over to Julie Davis for any closing remarks.

Julie Davis, Senior Director, Investor Relations, Liquidity Services, Inc.

Thank you for joining our call this morning. Please reach out to me directly if you have any follow-up. Thanks and have a nice day.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program and you may now disconnect. Everyone, have a great day.